Exhibit 99.2

Better Choice Company Provides Financial Update on Halo, Purely for Pets® Acquisition

On an annualized basis, Halo is generating Net Sales of $33.4 million

Better Choice has appointed Mr. John M. Word, III and Mr. Clinton Gee to the Board of Directors

New York, N.Y., (December 26, 2019) – Better Choice Company, Inc. (OTCQB: BTTR) (the “Company” or “Better Choice”), an animal health and wellness CBD company, today is providing shareholders with a financial update of its previously announced acquisition of holistic pet foods leader Halo, Purely for Pets® (“Halo®”).

On an annualized basis, Halo is currently generating Net Sales of approximately $33.4 million. This is based on the company's unaudited fiscal year-to-date results (July 1, 2019 to November 30, 2019), which are as follows: Net Sales is approximately $13.9 million.

Better Choice has also appointed Mr. John M. Word, III and Mr. Clinton Gee to the Board of Directors.

John M. Word III is renowned for transforming the California insurance broker’s role in the small group health benefits marketplace through his pioneering technological and marketing advances since 1972. Mr. Word founded the Word & Brown General Agency in 1984 to market and distribute health plans through California’s huge brokerage community; by 1986, the company was recognized as the largest independent small group health distributor in the nation. That same year, the company launched the nation’s first COBRA administration operation, sensing that employers needed assistance and qualified support with federal COBRA laws. CaliforniaChoice®, a groundbreaking enterprise empowering small business employees to select from multiple health plans within one program, was launched in 1996.

Clinton Gee has been Chief Financial Officer for The Word & Brown Companies since June of 2006. He graduated from California State University, Chico, with a bachelor’s degree in Accounting and Computer Science. Clinton is a Certified Public Accountant and licensed Life and Health Agent in California. As Chief Financial Officer, Clinton directs and manages all audited financial statements, company budgets, financial forecasts, cash flow projections, trust reconciliations, accounts payable, cash receipts and processes, commission processing, payroll, Lean Six Sigma, internal controls, monitors debt covenants, incentive compensation programs, trustee for the 401k plan, profitability monitoring, and banking relations. He also oversees Information Technology, Marketing, and Strategic Business Development. Before joining The Word & Brown Companies, Clinton was a Vice President at several insurance organizations, including Nationwide Insurance Companies, CalFarm Insurance Company, and Foundation Health Plans. Clinton is a member of the American Institute of Public Accountants, the California Association of Certified Public Accountants, and the National Association of Health Underwriters.

Jefferies LLC served as exclusive financial advisor to Halo. Greenberg Traurig represented Halo as counsel. ThinkEquity, a division of Fordham Financial Management, acted as financial advisor to Better Choice, and Latham & Watkins served as corporate counsel.

About Halo, Purely for Pets®
For over 30 years, Halo® has been dedicated to creating exceptional food that pets love and pet parents trust. Halo® prides itself on the quality of its pet nutrition products using OrigiNative™ GAP and MSC-certified proteins that say no to factory farming and offer Superior Digestibility.  Halo also uses Non-GMO Vegetables in its pet food designed and formulated by an experienced and respected animal nutritionist, and consulted with veterinarians to ensure Halo®  continues to offer the best pet food. With more than 1 million votes cast by readers in the largest survey of vegan products in the world, Garden of Vegan® won the prestigious 2018 VegNews Veggie Award for “Best Dog Food,” leaping ahead of the competition.

About Better Choice Company, Inc.
Better Choice Company, Inc ("BTTR") is a publicly traded CBD animal health and wellness company founded on the belief that good health practices and nutrition contribute to, and promote, a higher quality of life. The Company has built a portfolio of global animal wellness brands, including TruPet, TruGold and Elvis Presley's Hound Dog. BTTR's core product lines comprise ultra-premium, all-natural pet food, treats and supplements, with a special focus on freeze dried and dehydrated raw products. For more information, please visit https://www.betterchoicecompany.com.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. Better Choice has based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Some or all of the results anticipated by these forward-looking statements may not be achieved. Further information on Better Choice’s risk factors is contained in its filings with the Securities and Exchange Commission. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Company Contacts:
Better Choice Company, Inc.
Damian Dalla-Longa, CEO

Investor Contact:
KCSA Strategic Communications
Valter Pinto, Managing Director
212-896-1254
BTTR@KCSA.com

Media Contact:
KCSA Strategic Communications
Caitlin Kasunich, Senior Vice President
212-896-1241
BTTR@KCSA.com